UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

TECO Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINAL FOR DISTRIBUTION AFTER 4:25 P.M. SEPT. 4, 2015

Talking Points for External Audiences (TO BE USED ORALLY AND NOT DISTRIBUTED IN WRITING):

TECO Energy to be acquired by Emera Inc.

Sept. 4, 2015

•	I’m reaching out to you, so I can be among the first to let you know that TECO Energy today (Sept. 4, 2015) entered into a definitive agreement with Emera Inc., a Canadian company traded on the Toronto stock exchange, to purchase TECO Energy and our subsidiaries in a $10 billion transaction.

•	After the transaction closes, shareholders will receive $27.55 per share, a 48 percent premium over our share price on July 16, 2015. We expect to close the transaction in the third quarter of 2016.

•	Our financial and operating strength resulted in the premium and commitments by Emera in the agreement that benefit our investors, our team members, our customers and the community.

•	While our ownership will change, TECO Energy, Tampa Electric and Peoples Gas will continue to be headquartered in Tampa and New Mexico Gas Company will remain headquartered in Albuquerque.

•	In other words, Tampa Electric will continue to be the Tampa Bay area’s hometown electric utility. And, Peoples Gas and New Mexico Gas Company will continue to operate in Florida and New Mexico.

•	Our goal remains: serve our customers with safe, reliable and cost-effective energy solutions.

•	We also intend to continue to contribute to local community efforts at the same or higher levels.

•	We intend to continue to execute our five year plan to invest $3 billion in upgrades and modernization of our infrastructure with the added benefits of increased scale as we address the challenges and opportunities in our business.

•	As you know, on July 16, 2015 we issued a news release stating we had hired Morgan Stanley to look at strategic alternatives.

•	Today’s announcement is a result of that process, which was driven by the fact that TECO Energy and our board of directors are seeking to act in the best interests of our shareholders and other stakeholders.

•	Consolidation is a trend in our industry, and we are entering this new chapter from a position of strength with the ability to choose our partner.

•	With the addition of TECO, Emera will have approximately $20 billion in assets, making us a top 20 North American utility, with capital market access in the US and Canada.

•	Let me tell you a little about Emera. Headquartered in Halifax, Nova Scotia, Emera is a geographically diverse energy and services company with more than CDN $10 billion in assets and 3,500 team members.

•	Starting out as Nova Scotia Power in the early 1900s, Emera today has investments throughout northeastern North America, including regulated electric utility operations with more than 800,000 customers in Nova Scotia and Maine as well as in four Caribbean countries – the Bahamas, Barbados, Dominica and St. Lucia.

•	More than half of Emera’s revenues already come from operations in the U.S. That percentage will be much greater having us onboard.

•	We will work together to create a strong beginning and bright future for the newly combined company that builds on our rich heritage. It will be business as usual, only better.

•	I will continue to update you as the review process unfolds.

•	The agreement requires TECO shareholder approval, review by the U.S. Department of Justice (Hart-Scott-Rodino Act) and the Committee on Foreign Investment in the United States, as well as regulatory approval from the Federal Energy Regulatory Commission and the New Mexico Public Regulation Commission.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of TECO Energy for their consideration. In connection with the transaction, TECO Energy will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that TECO Energy may send to its shareholders in connection with the proposed transaction.

TECO ENERGY SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TECO ENERGY AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov), at TECO Energy’s website at www.tecoenergy.com or by sending a written request to TECO Energy Inc., Corporate Secretary, P.O. Box 111, Tampa, FL 33602.

Participants in the Solicitation

TECO Energy and its directors and executive officers are deemed to be participants in any solicitation of TECO Energy shareholders in connection with the proposed transaction. Information about TECO Energy’s directors and executive officers is available in TECO Energy’s definitive proxy statement, dated March 11, 2015, in connection with its 2015 annual meeting of shareholders, and in TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.